Exhibit 3.1

FORM No. 2

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES

Section 7(1) and (2)

MEMORANDUM OF ASSOCIATION

OF

Magni Drilling Limited

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	We, the undersigned, namely,

Name and Address	Bermudian Status (Yes or No)	Nationality	Number of Shares Subscribed
Randall Krebs Mintflower Place, 4th Fl., 8 Par la Ville Road, Hamilton HM 08 Bermuda	No	Canadian	1 Common Share

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be a local/exempted Company as defined by the Companies Act 1981.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding ___ in all, including the following parcels:-

Not Applicable

5.	The authorised share capital of the Company is US$50.00 divided into shares of US$10 each.

6.	The objects for which the Company is formed and incorporated are unrestricted/restricted as follows:

7.	The following are provisions regarding the powers of the Company-[Insert any specific provisions that the Company wishes to make]

The Company has the capacity, rights, powers and privileges of a natural person

Signed by each subscriber in the presence of at least one witness attesting the signature thereof:-

Randall Krebs	Witness

(Subscribers)	(Witnesses)

Subscribed this 4 day of August , 2016

STAMP DUTY (To be affixed)